Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

April 24, 2018

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022

Re: Moelis & Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Moelis & Company, a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders identified on Schedule A hereto (the “Selling Stockholders”) of (i) up to 136,681 shares (the “RSU Shares”) of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), issued upon the vesting of certain restricted stock units (the “Units”), and (ii) up to 40,678 shares (the “Option Shares”) of Class A common stock to be issued upon the vesting of certain options (the “Options”), in each case, previously granted to the Selling Stockholders pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)           the registration statement on Form S-3 (File No. 333-221743) of the Company relating to Class A common stock filed on November 24, 2017, with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)           the prospectus, dated November 24, 2017 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)           the prospectus supplement, dated April 24, 2018 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the RSU Shares and the Option Shares, in the form filed with the

Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)           the Plan;

(e)           executed copies of the grant notices, each dated April 15, 2014, pursuant to which the Options were granted (the “Grant Notices”);

(f)            a copy of the Statement of Terms and Conditions relating to the Options (together with the Grant Notices, the “Option Documents”);

(g)           an executed copy of a certificate of Osamu R. Watanabe, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(h)           a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of April 24, 2018, as in effect as of the date hereof and as of April 14, 2014, June 30, 2014, February 8, 2016 and February 7, 2017, and certified pursuant to the Secretary’s Certificate;

(i)            a copy of the Company’s bylaws, as amended and in effect as of the date hereof and as of April 14, 2014, June 30, 2014, February 8, 2016 and February 7, 2017, certified pursuant to the Secretary’s Certificate; and

(h)           a copy of certain resolutions of the Board of Directors of the Company adopted on April 14, 2014, June 30, 2014 and February 8, 2016, and a copy of certain resolutions of the Audit Committee of the Board of Directors, dated February 7, 2017, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated

herein, we are of the opinion that:

1. The RSU Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

2. The Option Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued upon exercise of the Options in accordance with the Plan and the applicable Option Documents and for consideration in an amount at least equal to the par value of such Option Shares, the Option Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions we have assumed that the Units vested and the Options will vest, in each case, in accordance with the terms and conditions set forth in the Plan.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SJK

Schedule A

Selling Stockholder	Total Number of Shares to be Sold
Kenneth Moelis	35,570
Navid Mahmoodzadegan	26,678
Jeffrey Raich	33,645
J. Richard Leaman III	38,899
Eric Cantor	8,718
Elizabeth Crain	15,738
Joseph Simon	10,600
Osamu R. Wantanabe	7,512
Total	177,360